As filed with the Securities and Exchange Commission on August 5, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Virgin Galactic Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4700	98-1366046
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
166 North Roadrunner Parkway, Suite 1C
Las Cruces, New Mexico 88011
(575) 424-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Colglazier
Chief Executive Officer
166 North Roadrunner Parkway, Suite 1C
Las Cruces, New Mexico 88011
(575) 424-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Justin G. Hamill Drew Capurro Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200	Michelle Kley Executive Vice President, General Counsel 166 North Roadrunner Parkway, Suite 1C Las Cruces, New Mexico 88011 (575) 424-2100	Gregg A. Noel Howard L. Ellin Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 (213) 687-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. 
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-240296)
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	$230,000	$30
(1)     Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of additional shares  that the underwriters have the option to purchase.
(2)     The shares being registered pursuant to this Registration Statement are in addition to the maximum aggregate offering price of $529,000,000 of shares of common stock the Registrant previously registered pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-240296).

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE
This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Virgin Galactic Holdings, Inc. (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement incorporates by reference the contents of, including any amendments and exhibits thereto, the Registration Statement on Form S-1 (File No. 333-240296) (the “Prior Registration Statement”), which the Commission declared effective on August 5, 2020. This Registration Statement is being filed solely for the purpose of increasing the shares of Common Stock to be offered in the public offering by $230,000, which includes shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares of Common Stock. The additional shares of Common Stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.
The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX
Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. All exhibits filed with or incorporated by reference in the Prior Registration Statement on Form S-1 (SEC File No. 333-240296) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-240296), filed with the Commission on August 3, 2020 and incorporated herein by reference).

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Cruces, State of New Mexico, on August 5, 2020.

VIRGIN GALACTIC HOLDINGS, INC.

By:	/s/ Michael Colglazier
Name:	Michael Colglazier
Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael Colglazier	Chief Executive Officer (Principal Executive Officer) and Director	August 5, 2020
Michael Colglazier

/s/ Jonathan Campagna	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 5, 2020
Jonathan Campagna

*	Director	August 5, 2020
Chamath Palihapitiya

*	Director	August 5, 2020
Wanda Austin

*	Director	August 5, 2020
Adam Bain

*	Director	August 5, 2020
Craig Kreeger

*	Director	August 5, 2020
Evan Lovell

*	Director	August 5, 2020
George Mattson

*	Director	August 5, 2020
James Ryans

* By:	/s/ Michael Colglazier
Michael Colglazier, Attorney-in-Fact